Exhibit 99.1

FINAL TRANSCRIPT

VTSS.PK - Vitesse Reports Fiscal 2008 Year End Results Call

Event Date/Time: Jan. 06. 2009 / 8:00AM ET

www.streetevents.com	Contact Us

© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Jan. 06. 2009 / 8:00AM, VTSS.PK - Vitesse Reports Fiscal 2008 Year End Results Call

CORPORATE PARTICIPANTS

Chris Gardner

Vitesse Semiconductor - CEO

Rich Yonker

Vitesse Semiconductor - CFO

CONFERENCE CALL PARTICIPANTS

Jim Stone

PSK Advisors - Analyst

Unidentified Participant

- Analyst

Unidentified Participant
- Analyst

Unidentified Participant

PRESENTATION

Operator

Good morning. My name is Dennis and I will be your conference operator today. At this time I would like to welcome everyone to the Vitesse Semiconductor fiscal year 2008 earnings call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). I will now turn the call over to Mr. Chris Gardner, Chief Executive Officer. Please go ahead, sir.

Chris Gardner - Vitesse Semiconductor - CEO

Thank you, Dennis and good morning. I’m pleased to welcome everyone to the call this morning. Purpose of our call is to provide you with a review of our recently released financials for fiscal year 2008 and some details on results of our fourth quarter in fiscal 2008. Please note that full financial information for fiscal year ended September 30th, 2008, that is FY 2008 and expanded supplementary financial information for each quarter of fiscal 2008 can be found in the recently filed Form 10-K.

Before we begin, let me review our Safe Harbor. Certain matters discussed in the conference call constitute forward-looking statements that are based on management’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those projected. The risks include, among others, risks related to the previously disclosed restatement of Vitesse’s financial statement and Vitesse’s failure to file its required reports under the Securities Exchange Act of 1934. Furthermore, information provided during this call which is not historical in nature are forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Vitesse undertakes no duty to update or confirm any forward-looking statements due to changes in the Company’s expectations or actual results.

First, let me address the status of the audit process and our restatement of financials. Press release issued Tuesday, December 30th, and today’s discussion focus on our fiscal 2008 quarterly and annual results and represent the completion of the reconstruction, restatement and communication of our financials for the last three years. The task to complete this has been a massive one. I’d like to thank everyone who has participated in this effort and made this success a reality. Back in September we set a goal to be current with all reporting requirements by the end of 2008. I’m pleased that we’re able to achieve this goal.

I’m also very pleased to say that we achieved our primary goal of returning Vitesse to profitability and now have a clear, three-year trend of improving financial results, as Rich will describe further in a moment. Based on these accomplishments, the Board of

Directors has directed management to undertake the necessary steps to hold an annual shareholder meeting. As I’ve previously mentioned, our delinquent SEC filings status has prevented the Company from holding an annual meeting to elect Directors since 2006. Now that we are current, with respect to our SEC reporting obligations, we will turn our attention to preparing for the annual meeting.

Before I turn it over to Rich to review financials, I’d like to spend a minute reviewing a few additional items of interest. First, the going concern language in our fiscal 2008 audit. On October 1st, 2009, the holders of our convertible subordinated debentures had the right to require us to repurchase all $97 million of the debentures plus a premium of approximately 14%. The going concern opinion in our audit relates solely to our ability to fund this obligation. At this point, the Company does not have the cash reserves needed to fully fund this repurchase and extinguish this debt. We are presently reviewing all options including refinancing the debt, as well as negotiating with the current bond holders for a modification for the terms of the put. We are confident, given our track record of improving financials, that we will be able to create options for the Company to deal with this put.

Second, in December we announced the tender offer that will allow us to amend certain previously issued employee stock options to correct the exercise price of those options. The tender offer, which increased the exercise price of the options, was implemented as part of a plan to eliminate potential tax liabilities with some of our back-dated options. As part of this tender offer, in exchange for the increase in the strike price of the options, the Company plans to grant restricted stock units or RSUs to affected employees during the second quarter of fiscal 2009.

Finally, we are still in litigation with KPMG over certain auditing and other services [perverant] 1994 to 2000. I have no new news to report on this litigation and as is our customs, we will not take questions on this topic.

With that, let me turn it over to Rich who will give you an update on our financials for fiscal 2008.

Rich Yonker - Vitesse Semiconductor - CFO

Thanks, Chris.

We’re pleased to have disclosed in a press release on Tuesday, December 30th, 2008, the filing of Vitesse’s financials which included the three form 10-Qs and the Form 10-K for the fiscal year ending September 30th, 2008. With this filing, Vitesse reported profitability and became current with SEC filings and now has three consecutive years of financials available for the investment community to review. Filing four financial documents with the SEC within a 13-week period after the year-end close is a major achievement. I want to thank all of our consultants and our audit firm BDO Seidman for their work and especially for the extra effort of working with Vitesse employees through both the Thanksgiving and Christmas holidays.

In the last 18 months, Vitesse has reconstructed both the fiscal year 2006 and 2007 financials, completed the audit of these financials, and filed both years in expanded Form 10-K on September 2008. Filed all three Form 10-Qs for fiscal year 2008 at the end of December 2008. And filed the Form 10-K for fiscal year 2008, also at the end of December 2008. Vitesse is now current with the SEC’s reporting obligations and has three fiscal years of audited financials on file.

Before I review the major financial results for fiscal year 2008, I’d like to remind you of the following items which are included in the preparation of these financials. The most notable change in the accounting policy is the revenue recognition for sales through the Company’s distributor network from a sell-in method to a sell-through method. This change is made in order to match the recognition of revenue to when the end customer receives benefit.

Also, all financials in the press release and in this call are according to GAAP and therefore include both stock option compensation expenses as well as non reoccurring expenses for reconstruction and restatement of our financials. You should note the accounting treatment for the storage products sold to Maxim in October 2007 is on the income statement as Discontinued

Operations, on the balance sheet as assets held for sale. This accounting treatment decreased revenues by $2.6 million and $18.1 million in fiscal years 2008 and 2007 respectively.

Now, to review the major items on the income statement for fiscal year 2008. The year-over-year total revenue growth was 3%. From $221.9 million in fiscal year 2007, to $228.5 million in fiscal year 2008. The growth of revenue in our core ethernet products in carrier, enterprise and in licensing of certain intellectual property continued to more than offset reduced revenues from end of life products and non-core products. Compounded annual growth for our core products from fiscal year 2006 through 2008 is 28%. As non core and end of life is a negative 23%.

The cost of revenues continued to improve. In fiscal year 2007, the cost was 51% of revenue. In fiscal year 2007, the cost was reduced to 47% of revenue or cost reduction of 4% year-over-year. This reduction of cost is a result of our manufacturing and material Supply Chain Management relentlessly decreasing the cost of materials through negotiating lower purchase price from our suppliers and decreasing scrap generation through improved manufacturing process yields. Also, the addition of licensing of IP as a line of business in fiscal year 2008, which recognized $10 million in revenue with zero cost of revenue contributed to the decrease.

In R&D the absolute dollars invested increased from $47.2 million in fiscal year 2007, to $49.9 million in fiscal year 2008. The percent of revenue increasing from 21 to 22% as the Company continues to invest in this core products to be delivered in fiscal 2009. Selling, General & Administrative expenses increased from $42.4 million in fiscal year 2007, to $50.6 million in fiscal year 2008 or 19 to 22% as a percent of revenue respectively. This is primarily due to accounting fees paid to our auditors in auditing and issuing the 2006 and 2007 financials. Because audit fees are reoccurring, they are accounted for in SG&A. The fees for reconstructing the financials of ‘07 and ‘08 are accounted as separate line items in the P&L and they are an additional $10.8 million in ‘08 and an additional $13.6 million in ‘07.

We are pleased with the progress the Company has made, decreasing the loss of operations from $1.8 million in fiscal year 2007, to income of $8.4 million in fiscal year 2008. Note, the operating line includes charges of $13.6 million $10.7 million for fiscal years ‘06 and ‘07 respectively. These charges are related to professional fees associated with the preparation of its financial statements. Next, the major points on the balance sheet. Cash increased from $10.8 million — increased $10.8 million from $25.9 million in fiscal year ‘07 to $36.7 million in fiscal year 2008. As we mentioned, as a subsequent event in our 2008 10-K filing, we have sold our unused Colorado facility.

As a result of this sale, combined with cash generated from operations, we closed Q1 FY 2009 ending December 31st, 2008 with a cash balance of over $46 million. Deferred revenue balance decreased and improved from 25.8 in fiscal year ‘07 to $2.7 million in fiscal ‘08. Simply stated, deferred revenue is the cash paid by distributors in advance of shipments to end customers. In fiscal year ‘07 our accounts receivable and deferred revenue balances reflected the Company’s policy of granting 2% selling price reduction at payments received within 10 days. This policy was discontinued to most distributors in fiscal year ‘08. Effectively we invested a substantial amount of cash to extend these distributors to normal payment terms of 30 to 40 days, which had the impact of reducing our selling costs by 2%.

Inventories were increased from $33.7 million in fiscal year ‘07 to $37.4 million in fiscal year ‘08, mainly due to an increase of finished goods to improve customer response time. Also, you remember, the overall inventory continues to be significantly reduced from the ‘06 level of $60.6 million. Accounts payable increased from $14.9 million in fiscal year ‘07 to 16.1 in fiscal year ‘08 due to vendor payments being made in line with normal industry levels of days outstanding. I’d like to make a general comment on our 2008 10-K filing.

In the Form 10-K for fiscal ‘08, both Vitesse and public accounting firm BDO Seidman identified material weakness which require remediation. A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting. Vitesse has already aggressively made improvements in its internal control and will continue to remediate its material weaknesses. With our filings now current, we expect to concentrate our resources on remediating these material weaknesses.

In closing, the fiscal year ’08 financials demonstrate the Company’s ability to execute, and continuously improve its overall financial performance. Especially encouraging are the continued improvement on the income statement from an operating loss of $1.8 million in fiscal year ’07 to operating income of $8.4 million in ’08. And the continuing improvement of the cash positioning ending ’08 at $36.8 million.

Now, back to Chris.

Chris Gardner - Vitesse Semiconductor - CEO

Thanks, Rich. So let me turn now to the market update. As I discussed in previous calls and as we indicated in our 2008 10-K, our focus is on two major markets that we classify as carrier networking, and enterprise networking. Accordingly, we’ll report our business in three segments, carrier, enterprise, and non-core. In addition, as part of the 2008 10-K, we have begun to break out intellectual property licensing revenue from product revenues.

I’ll start with carrier networking which had a very strong fourth quarter. In Q4 ’08, carrier was 45% of total product revenues of $55.4 million. This was up from 41% in the prior quarter. Both our [fi] and transport processing product lines were strong in the quarter. We actually believe there is some seasonality in this strength as we saw similar results at this same time last year. Overall in 2008, carrier was 43% of product revenue and grew about 1% from fiscal 2007.

Enterprise. In Q4, ’08, enterprise was 36% of product revenue which was about flat from the prior quarter. Overall, in 2008, enterprise was 35% of product revenue, and grew about 1% from fiscal 2007. Non-core. We classify remaining portion of product revenue as non-core. Non-core was 19% of revenue, down substantially from Q3 ’08. Overall in 2008, non-core was 22% of product revenue, and declined about 9% from fiscal 2007.

Our non-core business is comprised of our legacy storage products, which were not sold to Maxim, including our radon chip products and our fiber channel core bypass circuits [serties] as well as some older non core networking products such as network processors where we have not made any substantial investments in four to five years. We expect these products to show a slow decline through much of the fiscal 2009 year, and into 2010, when we’re anticipating they should be less than 15% of our overall revenue.

IP licensing. In the fourth quarter of ’08, we recognized $10 million in revenue from licensing of certain intellectual property. We broke this revenue out as a separate line item on our 10-K, as it’s materially different business from the other segments. We do expect to realize substantial additional licensing revenues in 2009. We have a growing number of new opportunities pending and are very encouraged by the success we’ve achieved so far in our licensing business. We’ve completed now our business plan for what we expect to be a highly profitable segment and anticipate growing this business substantially in 2009, relative to the $10 million in 2008.

In the quarter, our top ten customers again represented just over 50% of our total product revenues, only one customer, IBM, was just over 10% of sales in the quarter. So in summary, in fiscal year 2008 our top line product revenues were essentially flat. Our total revenue was up about 3% compared with 2007.

However, if you look a little more carefully, you’ll see some reasonable growth in the core components of our business. Carrier and enterprise products grew to 81% of total product revenues, up from 76% in 2007. As a result of our focus on these markets, our core business including IP licensing grew from $168 million to $179 million or about 7% from 2007 to 2008. This combined with improvements in operational efficiency enabled us to achieve a profitable 2008.

Moving forward into 2009, we clearly expect some challenges on the top line driven by the current macroeconomic environment. While we do not give guidance, I’d like to share my current thoughts on the market. In the first quarter of fiscal year 2009, starting the end of October, we began to see some weakness in our bookings pattern and resulting backlog. We’ve experienced some order push-outs and some cancellations, particularly from contract manufacturers and distributors who are making aggressive efforts to reduce their inventory positions.

The weakness started and was most pronounced in low end and mid-end applications, particularly in enterprise, but is now expanded to impact most of our customer base. Although I will say the carrier business, particularly in Asia, seems to be holding a bit more stable. I visited many of our Asian tier one customers in China and Japan during the quarter and they seem reasonably optimistic that their end customers will still be investing through 2009. It’s still a bit early for us to tell how much of the bookings change is due to end customer demand versus inventory correction. At this point, we’re being very cautious. We’ve taken steps to reduce our investments including curtailing hiring, reducing the number of financial consultants and eliminating any variable or discretionary spending.

Clearly, the efforts we’ve made in the last two and-a-half years to align our expenses with revenues and to improve our operational efficiencies are going to serve us well through any industry slowdown. Let me spend a moment to remind you of our strategic direction. We’re implementing our strategy to enable ethernet in carrier and enterprise networks. We focused our resources on two large growing markets, metro and core carrier networking and enterprise networking including ethernet switching and networking.

Over the last two quarters we’ve introduced several new products that highlight our strategy to deploy products that address applications within both of these target markets and across multiple segments of both markets. In June, we introduced a fourth generation ethernet MAC product targeted at carrier ethernet applications such as [SATA SCH], WDM and multi service platforms. This product is a dual 10-gig ethernet part and is the first of to deliver ethernet private line and virtual private line services within carrier applications. It is an extension of our popular 7344/24 port 10-gig ethernet MAC which has had good success within both carrier and enterprise applications.

In November, we announced the new application for our latest clock and data recovery or CDR transceiver, the 3406. We retargeted at high definition video and broadcast equipment. The 3406 implements Vitesse’s V scope waive form viewing technology and enables real-time monitoring for live video feeds in broadcast video equipment. This is a new market for Vitesse. We’ve been very successful selling our cross point switches into this market but this is the first product that we’ve developed specifically to target into this segment.

In December, we announced the SparX two 16 and 24 switch on chip devices. These devices are extensions of our SparX one family and they introduce carrier class features such as content aware security, theft failover protection, advanced quality of service and security.

These features make SparX two ideal for Voice-over-IP, IPTV, and triple play enabled switches. This is a great example of products crossing over from traditional enterprise applications, to our carrier class applications. Another good example of this type of product and market synergy is our industry leading 10-Gigabit Ethernet fives. Several of these products were originally developed for optical applications within long haul carrier networking.

Over the last two quarters we’ve repositioned some of our products into 8-gig fiber channels and have recently closed several tier one design wins for data center storage applications. We expect these wins to start to ramp in the second half of 2009 and anticipate that this may be an even larger market than the carrier segment these products were originally developed for. I’ll point you to our website news section for more information on these and other product announcements.

We expect 2009 to be a very good year for new product introductions for Vitesse. We’re currently targeting the release of at least three products per quarter for the year, which is up substantially from 2008.

In closing, today we’ve announced another major milestone by completing our 2008 audit process and disclosing our financial results. We’ve made substantial gains in almost every financial metric from 2006 to 2007, and again into 2008. And we’ve achieved our primary goal of driving the Company to sustained profitability. These results represent the impact of tremendous efforts by all our employees over the past two and-a-half years under some very difficult circumstances. As we enter 2009, we are much better positioned to address the challenges ahead. We have a much stronger cash position, improved efficiencies and profitability and an experienced team to drive our long-term success.

With that, let me turn it back over to Dennis for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). We’ll pause for just a moment to compile the Q& A roster. The first question will come from the line of Jim Stone. Please go ahead, sir.

Jim Stone - PSK Advisors - Analyst

Congratulations on the fantastic job you’ve done so far.

Chris Gardner - Vitesse Semiconductor - CEO

Thank you.

Jim Stone - PSK Advisors - Analyst

I was wondering if you could give us some insight on roughly what percent of the corporate revenue is from 10-gig or now as you said the fiber channel 8-gig type product, i.e. the very high speed?

Chris Gardner - Vitesse Semiconductor - CEO

Yes, if we look at our product portfolio, we sell a variety of — we basically break it out into ethernet products, carrier class, transport processing products and FI products. The FI products particularly sell into both enterprise and carrier applications. So it gets a little complex, but if I were to look across our product lines, I would guesstimate that somewhere between 40 to 60% of our products sell into applications that are 10-gig and probably 50% or so fell below 10-gig, primarily into 1-gig ethernet applications.

Jim Stone - PSK Advisors - Analyst

And can you give us some of your insights as to how you see that 10-gig market developing? I know Gardner put out a report saying 59% growth. But I’m wondering — they’re talking the whole 10-gig market, obviously, but I’m wondering what you folks see for the market itself.

Chris Gardner - Vitesse Semiconductor - CEO

Yes, I can’t quote you any specific numbers, but certainly the transition from current generation speeds to higher speeds is a key hallmark of our strategy. Vitesse has always played at the higher generation or higher speeds. We’ve been doing 10-gig now for probably close to 20 years. So we’re very well-positioned there, both in our physical layer devices for Sonnet and ethernet, our PMD devices, that is laser drivers and Transimpedance Amplifier for Sonnet and ethernet, as well as our transport processing products like ethernet over Sonnet mappers, et cetera.

So that transition is a critical one, that is going from gigabit to ten, but we also are helped by the transition that drives that, which is the transition from 10-100, that is fast ethernet to Gigabit Ethernet. Vitesse is not a player at 10-100 speeds. We are a player only at gigabit and above.

So as that very high volume market of fast ethernet converts to gigabit, we generate business on our enterprise products and as those products become more widely deployed in the network, in laptops, in servers, et cetera, they require 10-gig pipes to interconnect them. That drives our 10-gig business. So both of those transitions are good ones for Vitesse.

Jim Stone - PSK Advisors - Analyst

Can you share with us what you’re finding from your customers about what their plans are on converting to 10-gig at this point? Is the economy slowing that or is there just other factors that you think will still keep the roughly same growth rate in?

Chris Gardner - Vitesse Semiconductor - CEO

Well, again, the underlying requirement is just more data being driven. My cell phone is now 3G enabled and I wish it were a lot faster. And as those kind of requirements drive bandwidth requirements in the network, carriers and enterprises just must move to 10-gigabit. Obviously macroeconomic environments could potentially slow that transition, but what we continue to hear is the carriers need to continue to invest in infrastructure to keep up with those demands.

Jim Stone - PSK Advisors - Analyst

Very good. I’ll pass at this point and keep up the good work.

Chris Gardner - Vitesse Semiconductor - CEO

Thanks.

Operator

(Operator Instructions). Your next question will come from the line of Todd [Povino].

Unidentified Participant — Analyst

Yes, hi. You mentioned that you are renegotiating put terms with convertible note holders or thinking about doing that and I’m wondering if you’ve hired a financial advisor to help with that and if so, who?

Chris Gardner - Vitesse Semiconductor - CEO

Yes, so we’re not going to go into the details on that. So we are obviously consulting with advisors on those discussions, but I don’t think it’s wise for us to talk about the details.

Unidentified Participant — Analyst

Can you disclose who the financial advisor is?

Chris Gardner - Vitesse Semiconductor - CEO

I don’t think this is appropriate at this time, no.

Unidentified Participant — Analyst

Okay, thanks.

Operator

The next question will come from John [Privatelli].

Unidentified Participant — Analyst

Hi good morning. I’ve got a couple of questions. This is for Rich, I’d like to try to reconcile the cash. If I heard you correctly you said at the end of Q4 you had $36.8 million and then you mentioned at the end of Q1, meaning December 31, that cash is $46 million. Was that comprised from the sale of the factory which was 6.2 on your 10-K, that would leave $3 million. Does the $3 million of that come from cash flow from operations.

Rich Yonker - Vitesse Semiconductor - CFO

Yes. Yes, the bulk of it was the sale of the unused Colorado facility and the rest of it was from operations.

Unidentified Participant — Analyst

Okay. On your first comment earlier in the call, regarding the remediation of deficiencies, when do you expect that to be completed?

Rich Yonker - Vitesse Semiconductor - CFO

We’re aggressively — have been aggressively attacking them but the same people that got the reconstructed financials out are the ones that would be working on the remediation. So, all I can say is it’s a top priority. We’ve got the support of the audit committee and just as we attacked the reconstruction of ’06, ’07 and getting the four financial statements out in record time and for the Qs and the K, we’ll go after the remediation, take the top priority items and work our way down. As soon as we get them, remedy them — you’ll see the progress as we report to the SEC in the Qs and the next K.

Unidentified Participant — Analyst

Okay, great. On the current quarter, that just ended December 31, do you expect to report that by the end of January for your Q1 Earnings Release?

Rich Yonker - Vitesse Semiconductor - CFO

Well, we’ll have it as a timely filer for the Q. I believe that’s —

Unidentified Participant — Analyst

So by 45 days?

Rich Yonker - Vitesse Semiconductor - CFO

Mid-february, yes, February 10th or 11th.

Unidentified Participant — Analyst

Okay. Last but not least, actually two more questions, thanks for the time. You mentioned maybe a couple months ago when you started generating this licensing and Chris expanded on growing this business substantially, I recall you mentioned a couple of times that you got the first $10 million. Was there another $5 million piece of business coming in Q1? Did I hear that correctly or did you guys mention that earlier in the call?

Rich Yonker - Vitesse Semiconductor - CFO

It will occur in 2009. During fiscal year.

Unidentified Participant — Analyst

Is that through the course of the year, that incremental — I think it was originally $15 million. You got $10 million, which you mentioned.

Rich Yonker - Vitesse Semiconductor - CFO

Yes. The balance will occur in fiscal year 2009.

Unidentified Participant — Analyst

Is that through the course of the year or through Q1?

Rich Yonker - Vitesse Semiconductor - CFO

Can’t comment on future quarters. We’re really talking about what’s been filed.

Unidentified Participant — Analyst

Okay. All right. Thank you so much. Keep up the good work.

Rich Yonker - Vitesse Semiconductor - CFO

You bet.

Operator

Your next question will come from the line of Jim Stone.

Jim Stone - PSK Advisors - Analyst

The $10 million in license revenue that was received in fiscal ’08, was that in the last quarter only? Was it spread across? Where were the numbers put into the revenue line?

Chris Gardner - Vitesse Semiconductor - CEO

Yes, so the $10 million was recognized in Q4. The actual license deal and the work to complete the license deal occurred substantially through the entire calendar year 2008. But it was recognized upon completion of all deliverables.

Jim Stone - PSK Advisors - Analyst

And where was the revenue actually put?

Chris Gardner - Vitesse Semiconductor - CEO

Yes, it’s in our Q4 fiscal 2008 quarter.

Jim Stone - PSK Advisors - Analyst

No, no, no, I’m talking between carrier and networking, et cetera, what — ?

Chris Gardner - Vitesse Semiconductor - CEO

Well, we actually broke it out in the K, separate from product revenues. It’s — if you look in the K, it’s under a separate item called licensing revenues.

Jim Stone - PSK Advisors - Analyst

Called what revenues?

Chris Gardner - Vitesse Semiconductor - CEO

Licensing revenues.

Jim Stone - PSK Advisors - Analyst

Okay. I got that. And then in the operating line, or operating earnings, then that’s buried into the margins on that or was that a separate entry?

Rich Yonker - Vitesse Semiconductor - CFO

No, that’s included in the operating income for ‘08.

Jim Stone - PSK Advisors - Analyst

Okay. In the future, when you get it, will you be reporting it merged in or will you tend to separate it out so we can see the impact on the other items?

Rich Yonker - Vitesse Semiconductor - CFO

No, as we filed it in the 10-K for ‘08, it’s shown as a separate line item, licensing revenues. And it’s included in the operating income for the period. We don’t show product line profitability by product line.

Jim Stone - PSK Advisors - Analyst

Okay. Thank you.

Operator

(Operator Instructions). Your next question will come from the line of [Robin Ranz].

Unidentified Participant — Analyst

Gentlemen, as a long-time shareholder, I’d like to say thank you for what you’ve accomplished over the last three years. I am also of course slightly interested in your plans for relisting the Company’s stock. What is your timetable for that?

Chris Gardner - Vitesse Semiconductor - CEO

Yes, so, Robin, we discussed this a couple times in the past. Obviously, in order to get relisted on NASDAQ, we have to achieve a $5 share price. So we’ve looked at our possibilities there, of course at our current share price require reverse split. Discussions so far have — while we are willing to do a reverse split, we’re probably not willing to do a reverse split of ten or 20 to one in terms of impact on the float, liquidity to stock. So that’s something the Board is certainly considering and we would I think go towards a reverse split as part of a shareholder meeting.

That’s obviously one of the things that we’re considering as we prepare here for our shareholder meeting. What really is going to be impacted on exactly the share price prior to that meeting. So we understand that getting back onto NASDAQ is important, but we also believe that we need to do it carefully and prudently.

Unidentified Participant — Analyst

I understand. In today’s economic environment, is there any indication that NASDAQ will reduce or waive that $5 hurdle?

Chris Gardner - Vitesse Semiconductor - CEO

We have not heard that from NASDAQ and we — while we haven’t probably talked to them in the last month or so, we talked to them within the last six months. They did, as you may know, temporarily waive the $1 delisting target, so hopefully there’s some possibility there. That would obviously be a nice event for Vitesse and we’ll continue to query them on that.

Unidentified Participant — Analyst

Gentlemen, thank you very much.

Chris Gardner - Vitesse Semiconductor - CEO

Thank you.

Operator

Your next question comes from the line of John Privatelli.

Unidentified Participant — Analyst

Hi, Rich, one more question for you. You mentioned the 10-K on the remediation cost. You expect those amounts to be relatively stable between Q1, Q2, but materially drop off in Q3, Q4, are those still your expectations?

Rich Yonker - Vitesse Semiconductor - CFO

Yes, we expect to wind those down very clearly, yes.

Unidentified Participant — Analyst

Okay. Great. Thanks very much.

Operator

And at this time there are no further questions. I will now turn the call back to Mr. Gardner for any additional comments.

Chris Gardner - Vitesse Semiconductor - CEO

All right, Dennis, thank you. Well, I’d like to thank everyone for your loyalty and continued interest in Vitesse. I will remind you that this week we are in New York at the Needham technology conference. Our presentation is tomorrow, Wednesday, at 3:30. And they are going to Webcast that, so please see our website for more information on the timing of that presentation. Again, thank you for your interest in Vitesse.

Operator

Ladies and gentlemen, this does conclude the Vitesse Semiconductor fiscal year 2008 earnings call. You may now disconnect.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2009, Thomson Financial. All Rights Reserved.